Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference into the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-141579) of Time Warner Cable Inc.,

(2)	Registration Statement (Form S-8 No. 333-160990) of Time Warner Cable Inc.,

(3)	Registration Statement (Form S-8 No. 333-160992) of Time Warner Cable Inc., and

(4)	Registration Statement (Form S-3 No. 333-151671) of Time Warner Cable Inc.
of our reports dated February 18, 2011, with respect to the consolidated financial statements of Time Warner Cable Inc. and the effectiveness of internal control over financial reporting of Time Warner Cable Inc. included in this Annual Report (Form 10-K) of Time Warner Cable Inc. for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
New York, New York
February 18, 2011